                                  AGREEMENT FOR THE

                             PURCHASE AND SALE OF ASSETS/

                          TRANSFER OF MEMBER RESPONSIBILITY

                                     BY AND AMONG

               SIERRA PRIMARY CARE MEDICAL GROUP, A MEDICAL CORPORATION

                                         AND

                           PROSPECT MEDICAL HOLDINGS, INC.

                                         AND

                            PRIMECARE INTERNATIONAL, INC.

                                         AND

                             PRIMECARE MEDICAL GROUP OF
                                ANTELOPE VALLEY, INC.

                    AGREEMENT FOR THE PURCHASE AND SALE OF ASSETS/
                          TRANSFER OF MEMBER RESPONSIBILITY


          THIS AGREEMENT FOR THE PURCHASE AND SALE OF ASSETS/TRANSFER OF MEMBER RESPONSIBILITY ("Agreement") is made and entered into as of May 13, 1998, by and among Sierra Primary Care Medical Group, A Medical Corporation, a California professional corporation ("Sierra Group") and Prospect Medical Holdings, Inc., a Delaware corporation ("Prospect Holdings"), on the one hand, and PrimeCare Medical Group of Antelope Valley, Inc., a California professional corporation, ("Antelope Valley Group"), and PrimeCare International, Inc., a Delaware corporation, ("PrimeCare International"), on the other hand.

                                       RECITALS

          This Agreement is made with reference to the following facts and circumstances:

          A. Antelope Valley Group is an independent practice association that contracts with payors and providers with its principal office at 44804 10th St. West, Lancaster, California (the "Practice"), is also known as Antelope Valley Medical Group, and is solely owned by Prem Reddy, M.D.

          B. PrimeCare International provides management and administrative services to Antelope Valley Group pursuant to a long-term management services agreement.

          C. Sierra Group is a primary care medical group that contracts with payors and providers in Southern California.

          D. Prospect Medical Group, Inc., a California professional corporation ("Prospect Group") owns all of the outstanding shares of Sierra Group's capital stock.

          E. Prospect Holdings, through a wholly owned subsidiary, Sierra Medical Management, Inc., a Delaware corporation, provides management and administrative services to Sierra Group pursuant to a long-term management services agreement.

          F. PrimeCare International desires to sell certain assets to Prospect Holdings on the terms and conditions set forth in this Agreement.

          G. Antelope Valley Group desires to assign all of its right, title, and interest in certain primary care provider contracts and certain assets associated therewith to Sierra Group and transfer responsibility for the members of all health plans contracting with such providers through Antelope Valley Group; and Sierra Group desires to assume such contracts and responsibility, and to fully, faithfully and timely pay, perform and discharge each and every obligation, term, condition, liability and covenant required to be kept, performed and fulfilled by Antelope Valley Group under such contracts as of the Effective Time, as defined below.

          NOW, THEREFORE, in consideration of the covenants and conditions contained herein and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


                                      ARTICLE 1

                              PURCHASE AND SALE OF ASSETS/
                TRANSFER OF RESPONSIBILITY FOR MANAGED CARE CONTRACTS

          1.1 ASSETS. On the "Closing Date" (as defined below), PrimeCare International shall sell and assign to Prospect Holdings, and Prospect Holdings shall acquire from PrimeCare International, all of the assets listed in Exhibit
1.1 attached hereto. Further, PrimeCare International shall assign its contract rights and, subject to Section 2.1 hereof, delegate its obligations related to those contracts, agreements, and leases listed in Exhibit 1.1 ("PrimeCare Contracts") to Prospect Holdings, and Prospect Holdings shall accept such contract rights and, subject to Section 2.1 hereof, assume such obligations (collectively, the assets and PrimeCare Contracts listed in Exhibit 1.1 are referred to herein as "Assets").

          1.2  TRANSFER OF MEMBERS/PROVIDER AGREEMENTS.

               (a) On the Closing Date, Antelope Valley Group shall (i) assign all of its right, title, and interest in all of the provider contracts listed in Schedule "A" of Exhibit 1.2 to Sierra Group ("Provider Agreements"), (ii) execute and deliver all documents and information requested of Antelope Valley Group by all health plans ("Health Plans") listed in Schedule "B" of Exhibit 1.2, necessary to transfer responsibility for the members of the Health Plans ("Member Responsibility") currently contracting with said providers through Antelope Valley Group or an affiliate of Antelope Valley Group ("Payor Contracts"), (iii) transfer and convey certain assets associated therewith as listed in Exhibit 1.2 to Sierra Group ("Antelope Valley Group Assets"); and on the Closing Date, effective as of the Effective Time, Sierra Group shall agree to assume the Provider Agreements, accept the transfer of Member Responsibility, and acquire the Antelope Valley Group Assets. As of the Effective Time, Sierra Group shall, subject to Section 2.2, (i) fully, faithfully and timely pay, perform and discharge each and every obligation, term, condition, liability and covenant required to be kept, performed and fulfilled by Antelope Valley Group under the Provider Agreements, and (ii) shall accept the transfer of Member

Responsibility in accordance with the terms and conditions of payor agreements with such Health Plans.

               (b) Notwithstanding the definition of the Effective Time to the contrary, Antelope Valley Group shall transfer to Sierra Group, and Sierra Group shall accept, the right to, and responsibility for, any shared risk pool bonus funds due from, or to be reimbursed to, health maintenance organizations or hospitals as of 12:01am, May 1, 1998. Other than such risk pool bonus funds, Sierra Group shall receive all capitation payments from Health Plans in accordance with its payor contracts with such Health Plans, and shall pay all claims to providers, attributable to dates of service on or after the Effective Time.


                                      ARTICLE 2

                                     LIABILITIES

          2.1 ASSUMED LIABILITIES/PROSPECT HOLDINGS. Prospect Holdings shall assume only those liabilities of PrimeCare accruing on or after the Effective Time, as listed on Exhibit 2.1.

          2.2 ASSUMED LIABILITIES/SIERRA GROUP. Sierra Group shall assume only those liabilities of Antelope Valley Group accruing on or after the Effective Time, as listed on Exhibit 2.2.


                                      ARTICLE 3

                               PURCHASE PRICE OF ASSETS

          3.1 CONSIDERATION: PAYMENT OF PURCHASE PRICE.

               (a) Subject to the terms and conditions of this Agreement and in full consideration of the sale and transfer of the Assets, Prospect Holdings shall pay to PrimeCare International a total purchase price in cash and stock, as set forth below (the "Asset Purchase Price"), as follows:

                    (i) Prospect Holdings shall pay Four Hundred Seventy-Five Thousand ($475,000.00) ("PrimeCare Down Payment") to PrimeCare International at the Closing, as defined in Section 7 herein, payable by way of a wire transfer of immediately available funds into a deposit account designated in writing by PrimeCare International prior to the Closing Date;

                    (ii) Prospect Holdings will execute and deliver to PrimeCare International at the Closing, a promissory note in the principal amount of Five Hundred Thousand Dollars

($500,000.00), made payable to PrimeCare International, with interest thereon payable at 8% per annum, and principal due in two (2) equal installments of Two Hundred Fifty Thousand Dollars ($250,000.00) each, together with accrued interest thereon, payable at ninety (90) days and one hundred eighty (180) days from the Closing, the form of which is attached hereto as Exhibit 3.1(a)(ii) (the "Note") (the obligations of Prospect Holdings under the Note are subordinated, in accordance with that certain Subordination Agreement of even date herewith, to the obligations under a note and security agreement made by Prospect Holdings in favor of Imperial Bank, a California banking corporation); and

                    (iii) Prospect Holdings will issue to PrimeCare International, two hundred thousand (200,000) shares of Prospect Holdings's $0.01 par value common stock, as adjusted herein (the "Shares"). In the event that during the Equitable Adjustment Period (as defined below), Prospect Holdings issues any shares of common stock at a price less than Five Dollars ($5.00) per share or issues any other security that can be converted into common stock (including, but not limited to, preferred stock, warrants, or options) with a strike price/exercise price/effective conversion price of less than Five Dollars ($5.00) per share ("Market Price or Exercise Price"), then Prospect Holdings shall immediately issue to PrimeCare International the number of shares of common stock (at no additional consideration) determined as follows ("Equitable Adjustment"): (a) one million (1,000,000) divided by the Market Price or Exercise Price, less (b) two hundred thousand (200,000). In the event of further issuances of common stock or additional securities as described above during the Equitable Adjustment Period, as to which Equitable Adjustment is required, the Shares shall be subject to further Equitable Adjustment using the same formula except that two hundred thousand (200,000) shall be replaced by the total number of shares then issued to, and held by, PrimeCare International.
For purposes of this Section 3.1(a)(iii), "Equitable Adjustment Period" shall mean the period beginning on the Closing Date and ending on the earlier of: (i) three (3) years from the Closing Date, or (ii) the date of an initial public offering of Prospect Holdings stock ("IPO"). In the event of an IPO, Prospect Holdings shall use reasonable efforts to avoid any restrictions on PrimeCare International to freely transfer or sell the Shares, except as required by Prospect Holdings lender or underwriters. Notwithstanding the above, the following issuances of securities shall not result in an Equitable Adjustment:
(i) the issuance of common stock pursuant to a conversion subsequent to the Closing of convertible securities issued prior to the Closing; (ii) the issuances of securities in consideration, in part or in whole, of services previously rendered or to be rendered (including, without limitation, securities issued as part of an employee incentive plan), so long as such issuances during the Equitable Adjustment Period total less than five percent (5%) of the issued and outstanding stock of Prospect Holdings on the Closing Date; and

(iii) the issuance of additional securities by reason of a third-party's equitable adjustment rights.

               (b) Subject to the terms and conditions of this Agreement and in full consideration of the transfer of Member Responsibility, the transfer and assignment of the Provider Agreements, and the transfer and sale of Antelope Valley Group Assets, Sierra Group shall pay to Antelope Valley Group a total acquisition price of Twenty-Five Thousand Dollars ($25,000.00) ("Contract Acquisition Price") at the Closing, as defined in Section 7 herein, payable by way of a wire transfer of immediately available funds into a deposit account designated in writing by PrimeCare International prior to the Closing Date.

               (c) The parties acknowledge that David Jensen, M.D. ("Dr. Jensen") has entered into that certain Affiliation Agreement dated April 1, 1997, that certain Provider Service Agreement dated January 1, 1998, and that certain Consent to Assignment of Provider Service Agreement and Affiliation Agreement dated February 25, 1998. The parties agree that, notwithstanding the assignment of the Affiliation Agreement as set forth in this Agreement, PrimeCare International shall continue to be responsible for payments made to Dr. Jensen referred to in the Affiliation Agreement as "Variable Consideration Fee", which PrimeCare International and Prospect agree shall be equal to Twenty-Five Thousand Dollars ($25,000.00) (the "Prepayment Fee"). On the date of the first payment due under the Note by Prospect Holdings ("First Date"), Prospect Holdings shall pay to PrimeCare International an amount computed as follows: the Prepayment Fee multiplied by a fraction, the numerator of which is
(i) the total number of members assigned to Dr. Jensen by Antelope Valley Group or Sierra Group on the First Date, less (ii) one thousand nine hundred twenty-one (1,921) (being the number of members assigned to Dr. Jensen by Antelope Valley Group as the base for determining the Variable Consideration
Fee), and the denominator of which is six hundred (600). On the date of the second (final) payment due under the Note by Prospect Holdings, Prospect Holdings shall pay to PrimeCare International an amount computed as set forth above, less the amount of any payment previously made as set forth above. Prospect Holdings and Sierra shall provide to PrimeCare International and Antelope Valley Group capitation reports and enrollment data regarding the total members assigned to Dr. Jensen during the periods set forth above.

          3.2 FAIR MARKET VALUE. The parties agree that the Asset Purchase Price reflects the fair market value of the Assets, and the Contract Acquisition Price reflects the fair market value of the transfer of Member Responsibility, the Provider Agreements, and Antelope Valley Group Assets. The parties agree no consideration is or will be paid for the value of any referrals (direct or indirect) to or from Sierra Group or Antelope Valley Group, or any of their affiliates.

          3.3 SALES AND TRANSFER TAXES. Any sales and transfer taxes related to this transaction shall be borne by PrimeCare International or Antelope Valley Group, as the case may be.

          3.4 THE SHARES. PrimeCare International agrees and acknowledges that the Shares to be issued pursuant to this Agreement are "restricted securities," as that term is defined under the Securities Act of 1933, as amended, and are not freely tradeable. Prior to issuing the Shares to PrimeCare International, PrimeCare International and Prospect Holdings will execute a Stockholder Representation Agreement in the form of that attached hereto as Exhibit 3.4, in order to comply with applicable federal and State securities laws. The Stockholder Representation Agreement shall contain mutually acceptable representations, warranties and covenants, including an agreement not to sell, transfer, or make any other disposition of the Shares unless and until (a) such Shares are included in a registration statement or a post-effective amendment under the Securities Act which has been filed by Prospect Holdings and declared effective by the SEC, or (b) in the opinion of counsel for Prospect Holdings, no such registration statement or post-effective amendment is required, or (c) the SEC has first issued a "no action" letter regarding any such proposed disposition of the Shares. Further, the Stockholder Representation Agreement will contain mutually acceptable registration rights.


                                      ARTICLE 4

                           REPRESENTATIONS, WARRANTIES AND
            COVENANTS OF PRIMECARE INTERNATIONAL AND ANTELOPE VALLEY GROUP

          Antelope Valley Group and PrimeCare International, as the case may be, represent, warrant and covenant to Prospect Holdings and Sierra Group, as applicable, that the statements in this Section 4 are correct and complete as of the date hereof.

          4.1 ORGANIZATION. Antelope Valley Group is a California professional medical corporation duly organized, validly existing and in good standing under the laws of the State of California. Prem Reddy, M.D., is the sole shareholder of Antelope Valley Group. Antelope Valley Group has all requisite authority to own, lease, and operate the Antelope Valley Group Assets, and to perform and operate under the Provider Agreements and Payor Contracts, and to carry on its business as currently being conducted. PrimeCare International is a Delaware corporation duly organized, validly existing and in good standing, and is qualified to do business in the State of California. PrimeCare International has all requisite authority to own, lease, and operate the Assets and to carry on its business as currently being conducted.

          4.2 AUTHORIZATION. Antelope Valley Group and PrimeCare International each has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. All actions on the part of Antelope Valley Group and PrimeCare International, as the case may be, necessary for the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, has been or will be taken prior to the Closing Date, and this Agreement (including exhibits, schedules and the ancillary agreements) constitutes the legal, valid and binding obligation of PrimeCare International and Antelope Valley Group, as the case may be, enforceable in accordance with its terms.

          4.3 NO CONSENT REQUIRED. Neither the execution and delivery of this Agreement by PrimeCare International nor the performance by it of its obligations under this Agreement requires the consent of any third party that will not have been obtained and delivered to Prospect Holdings prior to the Closing Date. Further, neither the execution and delivery of this Agreement by Antelope Valley Group nor the performance by it of its obligations under this Agreement requires the consent of any third party that will not have been obtained and delivered to Sierra Group prior to the Closing Date.

          4.4 NO VIOLATION OF OTHER AGREEMENTS. Neither this Agreement nor any of the transactions contemplated hereunder violates, conflicts with or results in a breach of, or shall violate, conflict with or result in a breach of any lease, contract, document, understanding, agreement or instrument to which Antelope Valley Group or PrimeCare International is a party or by which any of them may be bound, or any other lease, contract, document, understanding, agreement or instrument affecting Antelope Valley Group or PrimeCare International, or the Assets, the Antelope Valley Group Assets, the Payor Contracts, or the Provider Agreements.

          4.5 NO DEFAULT. Neither Antelope Valley Group nor PrimeCare International is in default under the terms of any lease, contract, document, understanding, agreement or instrument pertaining to the Assets, the Antelope Valley Group Assets, the Payor Contracts, or the Provider Agreements, as the case may be, nor has any event occurred that shall constitute a default by Antelope Valley Group or PrimeCare International under any of the same following the passage of time or consummation of any of the transactions contemplated hereunder, nor has Antelope Valley Group or PrimeCare International received any notice of any default under any of the same. No acceleration or other right to accelerate, terminate, modify, cancel, create a security interest, or otherwise change any existing arrangement will be created as a result of the consummation of any of the transactions contemplated hereunder.

          4.6 FINANCIAL STATEMENTS, BOOKS AND RECORDS. Prior to the Closing Date, PrimeCare International, as manager of the Practice, will have delivered to Sierra Group copies of all available financial statements, books, and records related to the operations of Antelope Valley Group, and PrimeCare International's management of the Practice of Antelope Valley Group, including an unaudited statement of operations for the year ended December 31, 1997, and the months of January and February, 1998 (the "Financial Statements"). The Financial Statements fairly and accurately represent the financial condition of Antelope Valley Group and PrimeCare International's management of the Practice of Antelope Valley Group, were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby, and, to PrimeCare International's and Antelope Valley Group's actual knowledge, do not or will not contain any statement that is false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The parties hereto have requested Ernst & Young to audit the financial books and records related to Antelope Valley Group and PrimeCare International's management of the Practice of Antelope Valley Group (the "Audit"). Antelope Valley Group and PrimeCare International agree to provide all facilities, records, and personnel necessary to complete the Audit. The cost of the Audit shall be paid by Prospect Holdings; provided, however, that PrimeCare International shall reimburse Prospect Holdings Seventeen Thousand Five Hundred Dollars ($17,500.00) to be paid through a credit of the last payment of the Note.

          4.7 CONDUCT OF PRACTICE AND NO MATERIAL CHANGES. Between the date of the execution of this Agreement and the Closing, PrimeCare International shall maintain and preserve the Assets in good condition and repair (normal wear and tear excepted), and prevent the imposition of any additional Liens (as defined below) on the Assets. Between the date of the execution of this Agreement and the Closing, Antelope Valley Group shall (i) perform under the Payor Contracts and Provider Agreements in substantially the same manner as has previously been done, and (ii) maintain and preserve the Antelope Valley Group Assets, Payor Contracts and Provider Agreements and its relationships with all patients and payors, and (iii) prevent the imposition of any additional Liens on the Antelope Valley Group Assets, Payor Contracts or Provider Agreements.

               To the actual knowledge of PrimeCare International, as manager of the Practice of Antelope Valley Group, since the date of the Financial Statements there has not been, or will not have been, and as of the Closing there shall not be:

               (a) Any material adverse change in the financial or business condition of Antelope Valley Group or the Practice.

               (b) Any material change in the manner in which the Practice has been conducted.

               (c) Any voluntary or involuntary sale, assignment, license or other disposition, of any kind, of the Assets, Antelope Valley Group Assets, Provider Agreements, or Member Responsibility, except as contemplated by this Agreement.

               (d) Any material debts, liabilities or obligations of any kind, whether absolute or contingent, due or to become due, or any security interests, liens, or encumbrances, incurred by Antelope Valley Group or PrimeCare International, as the case may be, in connection with the Practice except for:

                    (i) current liabilities incurred for services rendered or goods supplied in the ordinary course of the operations of the Practice;

                    (ii) liabilities on account of taxes and governmental charges not yet due, but not penalties, interest or fines in respect thereof; or

                    (iii) obligations or liabilities incurred by virtue of the execution of this Agreement other than as expressly described herein.

          4.8 TAXES. To Antelope Valley Group's and to PrimeCare International's actual knowledge, there are no delinquent federal or state corporate income or franchise taxes or any federal, state or local assessments due or owing by Antelope Valley Group or PrimeCare International with respect to the Practice. To Antelope Valley Group's actual knowledge, there are no actions, suits, proceedings, investigations, audits, claims or liens now pending against or related to Antelope Valley Group.

          4.9 TITLE TO ASSETS. At the Closing, PrimeCare International shall deliver title to the Assets, free and clear of all security interests, encumbrances, covenants and restrictions, and Antelope Valley Group shall deliver title to the Antelope Valley Group Assets, and assign and deliver the Provider Agreements, free and clear of all security interests, encumbrances, covenants and restrictions (collectively, "Liens"). Further, at the Closing, the transfer of Member Responsibility by Antelope Valley Group to Sierra Group shall not be limited or restricted in any way by security interests, encumbrances, covenants or restrictions of Antelope Valley Group.

          4.10 CONTRACTS.

               (a) PrimeCare International has furnished to Prospect Holdings, for Prospect Holdings' inspection and review, true and complete copies of all PrimeCare Contracts. The

PrimeCare Contracts include all of the contracts pursuant to which PrimeCare International provides management services to Antelope Valley Group. Antelope Valley Group has furnished to Sierra Group, for Sierra Group's inspection and review, true and complete copies of all Provider Agreements.

               (b) The PrimeCare Contracts, the Payor Contracts, and the Provider Agreements will remain in full force and effect in accordance with their terms as of the Closing Date. Neither PrimeCare International nor Antelope Valley Group nor any other party to any PrimeCare Contract, Payor Contract or Provider Agreement, as the case may be (including, but not limited to, any landlord), is in default, or alleged to be in default thereunder, and there exists no condition or event which, with the giving of notice or the lapse of time or otherwise, would constitute such a default by PrimeCare International, Antelope Valley Group, or by any other party to any such contracts or agreements. All of the Payor Contracts and Provider Agreements are valid, legally binding, and enforceable in accordance with their terms by Antelope Valley Group. All of the PrimeCare Contracts are valid, legally binding, and enforceable in accordance with their terms by PrimeCare International.

          4.11 CAPITATION REPORTS. To PrimeCare International's actual knowledge, as the manager of the Practice of Antelope Valley Group, the capitation reports dated March 25, 1998, attached hereto as Exhibit 4.11, have been prepared from the reports of the managed care plans, and are true, accurate, and complete. To PrimeCare International's actual knowledge, as manager of the Practice of Antelope Valley Group there has not been, or will not have been, and as of the Closing there shall not be any material adverse change (in the amount of five percent (5%) or more) in the number of members for which Antelope Valley Group is responsible as set forth in such capitation reports, except for those matters specifically set forth in Exhibit 4.11. PrimeCare International agrees to deliver to Prospect Holdings all capitation reports prepared after the date of execution of this Agreement, and PrimeCare International shall at such time certify that, to its actual knowledge, such reports are true, accurate and complete, or shall describe any limitations to such certification.

          4.12 EMPLOYEES.

               (a) All current employees of PrimeCare International located in Antelope Valley, California and engaged in management of the Practice of Antelope Valley Group are employees "at will". Antelope Valley Group has no employees.

               (b) To the actual knowledge of PrimeCare International: (i) there are no threats of strikes or work stoppages by any of such employees, (ii) PrimeCare International is not a party to any contract or agreement with a labor union or any local or subdivision thereof, and has not been charged with any unresolved unfair labor practices, (iii) there are no labor grievances or any present union organizing activity among any of its employees, (iv) there are no workers' compensation, EEOC or ADA claims against PrimeCare International related to such employees.

               (c) As of the Closing, there will be no material liability of PrimeCare International for any employee benefit or unpaid compensation, tax withholdings, Federal Insurance Contribution Act and disability payments of any kind with respect to any such employees or independent contractor engaged by PrimeCare International providing services to Antelope Valley Group, including without limitation, vacation pay, sick leave pay, personal day pay, severance pay and bonus pay.

          4.13 NO LITIGATION; INSURANCE. Except as set forth in Exhibit 4.13, to PrimeCare International's and Antelope Valley Group's actual knowledge, as the case may be, there is no pending or threatened litigation, unasserted claim, or governmental investigation, relating to the Assets, the Practice, the Antelope Valley Group Assets, the Payor Contracts, or the Provider Agreements. PrimeCare International or Antelope Valley Group, as the case may be, has adequately provided insurance for such claims, if any, and, until the Closing Date, will continue to maintain insurance against all liabilities, claims and risks against which it is customary to insure.

          4.14 VIOLATION OF LAWS. To PrimeCare International's and Antelope Valley Group's actual knowledge, as the case may be, neither entity is in violation of any law, rule, regulation or administrative or judicial order pertaining to the Assets , the Antelope Valley Group Assets, the Payor Contracts, or the Provider Agreements, and neither the execution, delivery nor performance of this Agreement, or the consummation of any of the transactions contemplated hereby, conflicts with, violates or results in a breach of any law, rule, regulation or administrative judicial order.

          4.15 NO BROKERS OR FINDERS. Except for Legend Capital Corporation, neither PrimeCare International nor Antelope Valley Group has incurred any liability to any broker, finder or agent for any brokerage fees, finder's fees, or commissions with respect to the transactions contemplated by this Agreement, and if any such liability has been incurred, such liability shall be and remain the sole responsibility of PrimeCare International and Antelope Valley Group, and PrimeCare International or Antelope Valley Group, as the case may be, shall indemnify, defend and hold Prospect Holdings and Sierra Group harmless from and against any and all liabilities, losses, damages, claims, causes of action, costs and expenses (including without limitation, reasonable attorneys' fees), arising out of or relating to such liability.

          4.16 NO BANKRUPTCY PROCEEDINGS. Neither PrimeCare International nor Antelope Valley Group has (i) made a general assignment for the benefit of creditors,(ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors,(iii) suffered the appointment of a receiver to take possession of all or substantially all of its assets, property or business,(iv) suffered the attachment or other judicial seizure of all or substantially all of its assets, property or business,(v) admitted in writing its inability to pay its debts as such debts become due, or (vi) made an offer of settlement, extension or compromise to its creditors generally.

          4.17 LICENSURE AND REIMBURSEMENT. As of the date hereof, to the actual knowledge of Antelope Valley Group and PrimeCare International, as the case may be:

               (a) All physicians contracting with Antelope Valley Group to provide medical services are duly licensed to practice his or her profession in the State of California without restriction; and Antelope Valley Group has all licenses, permits, approvals and authorizations necessary for the conduct of its business as presently conducted.

               (b) Antelope Valley Group is not currently prevented from participating in the Medicare and Medicaid programs or in any other applicable governmental health care payment programs. There are no federal or state investigations pending or contemplated that will have an impact upon Antelope Valley Group's reimbursement status or Antelope Valley Group's ability to operate a medical practice in California.

               (c) All billing practices by Antelope Valley Group applicable to all third parties including, but not limited to, private insurance companies, have been true, fair and correct and in compliance with all applicable laws, regulations, and policies of all such third party payors, and Antelope Valley Group has not billed for or received any payment or reimbursement in excess of amounts permitted by law.

               (d) Antelope Valley Group, PrimeCare International,and their respective agents have not directly or indirectly (i) offered to pay or solicited any remuneration, in cash or in kind, to, or made any financial arrangements with, any past or present customers, past or present suppliers, contractors, third parties, or third party payors of Antelope Valley Group in order to obtain business or payments from such persons, other than pursuant to, and in accordance with, the Payor Contracts and Provider Agreements, and other than entertainment activities in the ordinary and lawful course of business;(ii) given or received, or agreed to give or receive, or is aware that there has been made or that there is any agreement to make or receive, any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any customer or potential customer, supplier or potential supplier, contractors, third party payor or any other person other than in connection with promotional, entertainment, or charitable activities in the ordinary and lawful course of business;(iii) made or agreed to make, or is aware that there has been made or that there is any agreement to make any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent where either the contribution, payment or gift or the purpose of such contribution, payment or gift is or was illegal under the law of the United States or under the laws of any state thereof or any other jurisdiction under which such payment, contribution or gift was made;(iv) established or maintained any unrecorded fund or asset for any purpose or made any false or artificial entries on any of its books or records for any reason; or (v) made or agreed to make or is aware that there has been made or that there is any intention to make, any payment to any person with the intention or understanding that any part of such payment would be used for any purpose other than that described in the documents supporting such payment.

               (e) Neither Antelope Valley Group nor its agents is a party to any contract, lease, agreement or arrangement, including but not limited to any joint venture or consulting agreement with any physician, hospital, nursing facility, home health agency or other person who is in a position to make, receive or influence referrals to or from Antelope Valley Group, to provide services, lease space, lease equipment or engage in any other venture or activity, other than pursuant to, and in accordance with, the Payor Contracts and Provider Agreements.

          4.18 CONFIDENTIALITY. To Antelope Valley Group's actual knowledge, it has maintained, and agrees to continue to maintain, the confidentiality of all patient records as required by and in conformance with all applicable state and federal laws and regulations. Antelope Valley Group shall, at Closing, transfer custody of any patient records in its possession to Sierra Group in accordance with applicable state and federal laws and regulations.

          4.19 BULK SALES. Neither PrimeCare International or Antelope Valley Group is an enterprise subject to Division 6 of the Commercial Code of California, and the transactions contemplated hereby are not subject to Division 6 of the Commercial Code of California.

          4.20 INSPECTIONS. Exhibit 4.20 sets forth accurately and fully describes (i) all inspections of the Assets or the Practice by any governmental agency or any consultant at any time during the previous five (5) years;(ii) all matters that were noted by any and all such governmental agency or consultant as requiring correction or modifications that were requested or recommended; and (iii) the present status of each such noted matter.

          4.21 NO UNTRUE STATEMENTS. (i) Neither Antelope Valley Group nor PrimeCare International, as the case may be, has made any untrue statement or representation in connection with this Agreement,(ii) all written instruments or documents transferred or delivered and/or given to Prospect Holdings or Sierra Group by or from Antelope Valley Group or PrimeCare International, as the case may be, are true, correct and complete copies of what they purport to be,(iii) to their actual knowledge, neither Antelope Valley Group nor PrimeCare International has failed to state or disclose any material fact in connection with the transactions contemplated by this Agreement, and (iv) neither Antelope Valley Group nor PrimeCare International, as the case may be, knows of any fact or has misrepresented any facts concerning its ability, financial or otherwise, to consummate the transactions contemplated by this Agreement or that would otherwise materially adversely affect Prospect Holding's decision to acquire the Assets, or Sierra Group's decision to acquire the Antelope Valley Group Assets, assume the Provider Agreements, and accept Member Responsibility.

          4.22 NAMES. Neither PrimeCare International nor Antelope Valley Group has operated during the past five (5) years under any name other than as set forth in the preamble above.

          4.23 COVENANT NOT TO COMPETE.

               (a) The parties acknowledge and agree that Antelope Valley Group and PrimeCare International, as the case may be, are parties to certain covenants not to compete related to that certain Stock Purchase Agreement dated June 14, 1996 ("Provider Covenants"). Such Provider Covenants are not assignable to Sierra Group or Prospect Holdings. However, in the event of an alleged breach of a Provider Covenant by a party at or after the Effective Time and upon the written request of Prospect Holdings, PrimeCare International shall exercise any and all remedies available to PrimeCare International at the direction and supervision of Prospect Holdings, although PrimeCare International makes no representation or warranty regarding the successfulness of any litigation or PrimeCare International's legal right to enforce such covenants. PrimeCare International and Prospect Holdings shall mutually agree upon the costs and fees to be incurred and the actions to be taken in the exercise of such remedies, and Prospect Holdings agrees to pay all costs (including all attorneys' fees) and all fees associated with the exercise of remedies by PrimeCare International in advance. In the event, PrimeCare International and Prospect Holdings cannot mutually agree upon the actions to be taken in the exercise of the remedies discussed above, PrimeCare International shall undertake all actions instructed by Prospect Holdings so long as Prospect Holdings pays all costs (including attorneys' fees) and all fees associated with such instructions in advance, and so long as such actions do not, in the reasonable opinion of PrimeCare International, materially and adversely affect the financial condition of PrimeCare International. The parties hereto acknowledge and agree that a breach by PrimeCare International of the obligation to enforce such covenants will cause irreparable damage to Prospect Holdings, the exact amount of which will be difficult to ascertain, and that remedies at law for any such breach will be inadequate. Accordingly, PrimeCare International agrees that if it breaches the obligation to enforce such covenants as set forth above, then Prospect Holdings shall be entitled to injunctive relief, and PrimeCare International agrees not to assert in any proceeding that Prospect Holdings has an adequate remedy at law.

               (b) The parties further acknowledge and agree that litigation has been undertaken to enforce the above-described covenants not to compete, and PrimeCare International agrees, at its sole cost and expense, to pursue such litigation as it reasonably determines. Any recovery from such litigation shall be the sole property of PrimeCare International. Prospect Holdings and Sierra Group agree to reasonably cooperate (including making officers and directors familiar with this Agreement available to testify) with PrimeCare International in such litigation, in order to assist PrimeCare International in establishing the damages (including the reduction in the value of the assets and rights transferred in this Agreement) caused by (i) the loss of revenue related to the actions of the physicians violating the above-described covenant, (ii) the risk of instability to the Practice caused by the withdrawal of such physicians,
(iii) the damage caused by the loss of a large percentage of available pediatricians to the Practice, and (iv) the overall damages caused by the breach of the above-described covenant not to compete by such physicians.


                                      ARTICLE 5

                      REPRESENTATIONS, WARRANTIES AND COVENANTS
                        OF SIERRA GROUP AND PROSPECT HOLDINGS

          Sierra Group and Prospect Holdings, as the case may be, represent, warrant and covenant to PrimeCare International and Antelope Valley Group, as applicable, that the statements in this Section 5 are correct and complete as of the date hereof:

          5.1 ORGANIZATION. Sierra Group is a professional medical corporation validly existing and in good standing under the laws of the State of California. Sierra Group has all requisite authority to own, lease, and operate its assets and to carry on its business as currently being conducted. Prospect Holdings is a Delaware corporation duly organized, validly existing and in good standing, and is qualified to do business in the State of California. Prospect Holdings has all requisite authority to own, lease, and operate its assets and to carry on its business as currently being conducted.

          5.2 AUTHORITY. Sierra Group and Prospect Holdings each has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. All action on the part of Sierra Group or Prospect Holdings, as the case may be, necessary for the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby has been or will be taken prior to the Closing Date, and this Agreement (including exhibits, schedules and the ancillary agreements) constitutes the legal, valid and binding obligation of Prospect Holdings and Sierra Group, as the case may be, enforceable in accordance with its terms.

          5.3 NO CONSENT REQUIRED. Neither the execution and delivery of this Agreement by Prospect Holdings nor the performance by it of its obligations under this Agreement requires the consent of any third party that will not have been obtained and delivered to PrimeCare International prior to the Closing Date. Further, neither the execution and delivery of this Agreement by Sierra Group nor the performance by it of its obligations under this Agreement requires the consent of any third party that will not have been obtained and delivered to Antelope Valley Group prior to the Closing Date.

          5.4 NO VIOLATION OF OTHER AGREEMENTS. Neither this Agreement nor any of the transactions contemplated hereunder violates, conflicts with or results in a breach of, or shall violate, conflict with or result in a breach of any lease, contract, document, understanding, agreement or instrument to which Sierra Group or Prospect Holdings is a party or by which any of them may be bound, or any other lease, contract, document, understanding, agreement or instrument affecting Sierra Group or Prospect Holdings.

          5.5 NO DEFAULT. No acceleration or other right to accelerate, terminate, modify, cancel, create a security interest, or otherwise change any existing arrangement will be created as a result of the consummation of any of the transactions contemplated hereunder.

          5.6 FINANCIAL STATEMENTS, BOOKS AND RECORDS. Prior to the Closing Date, Prospect Holdings will have delivered to PrimeCare International (receipt of which is hereby acknowledged) copies of an audited statement of operations for the year ended September 30, 1997, an audited balance sheet at September 30, 1997, an unaudited interim statement of operations for the period from year-end through January 31, 1998, an unaudited balance sheet at January 31, 1998, and projections of operations and cash flows through September 30, 2002, a schedule of note and lease payments for the period from January 1, 1998 through December 31, 1998 (the "Prospect Holdings Financial Statements"). The Prospect Holdings Financial Statements fairly and accurately represent or will represent the financial condition of Prospect Holdings, were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby, and, to Prospect Holdings' actual knowledge, do not or will not contain any statement that is false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

          5.7 CONDUCT OF PROSPECT HOLDINGS AND NO MATERIAL CHANGES. To the actual knowledge of Prospect Holdings, since the date of the Financial Statements there has not been, or will not have been, and as of the Closing there shall not be:

               (a) Any material adverse change in the financial or business condition of Prospect Holdings.

               (b) Any material change in the manner in which the business of Prospect Holdings has been conducted.

          5.8 TITLE TO ASSETS. At the Closing, Prospect Holdings shall deliver the Shares, free and clear of all security interests, encumbrances, covenants and restrictions (excepting only the Stockholder Representation Agreement).

          5.9 NO LITIGATION; INSURANCE. Prospect Holdings has adequately provided insurance for pending or threatened litigation, unasserted claims, or governmental investigations, relating to the assets or business of Prospect Holdings, if any, and will continue to maintain insurance against all liabilities, claims and risks against which it is customary to insure.

          5.10 NO BROKERS OR FINDERS. Except for Legend Capital Corporation, neither Sierra Group nor Prospect Holdings has incurred any liability to any broker, finder, or agent for any brokerage fees, finder's fees or commissions with respect to the transactions contemplated by this Agreement, and if any such liability has been incurred, such liability shall be and remain the sole responsibility of Sierra Group and Prospect Holdings, and Sierra Group and Prospect Holdings shall indemnify, defend and hold Antelope Valley Group and PrimeCare International harmless from and against any and all liabilities, losses, damages, claims, causes of action, costs and expenses (including, without limitation, reasonable attorneys' fees), arising out of or relating to such liability.

          5.11 NO BANKRUPTCY PROCEEDINGS. Neither Sierra Group nor Prospect Holdings has (i) made a general assignment for the benefit of creditors,(ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors,(iii) suffered the appointment of a receiver to take possession of all or substantially all of its assets, properties or business,(iv) suffered the attachment or other judicial seizure of all or substantially all of its assets, properties or business,(v) admitted in writing its inability to pay its debts as such debts become due, or (vi) made an offer of settlement, extension or compromise to its creditors generally.

          5.12 LICENSURE AND REIMBURSEMENT. As of the date hereof, to the actual knowledge of Prospect Holdings, except as set forth in Exhibit 5.12:

               (a) Both Prospect Holdings and all medical groups managed by Prospect Holdings have all licenses, permits, approvals and authorizations necessary for the conduct of their businesses as presently conducted.

               (b) No medical group managed by Prospect Holdings or any affiliate of Prospect Holdings is currently prevented from participating in the Medicare and Medicaid programs or in any other applicable governmental health care payment programs. There are no federal or state investigation pending or contemplated that will have an impact upon any such medical group's reimbursement status or ability to operate a medical practice in California or a physician practice management business in California.

               (c) All billing practices of Prospect Holdings or its affiliates on behalf of any medical group applicable to all third parties including, but not limited to, private insurance companies, have been true, fair and correct and in compliance with all applicable laws, regulations, and policies of all such third party payors, and such medical groups have not billed for or received any payment or reimbursement in excess of amounts permitted by law.

               (d) Prospect Holdings, Sierra Group, and their respective agents have not directly or indirectly (i) offered to pay or solicited any remuneration, in cash or in kind, to, or made any financial arrangements with, any past or present customers, past or present suppliers, contractors, third parties, or third party payors of any medical group managed by Prospect Holdings or any affiliate of Prospect Holdings in order to obtain business or payments from such persons, other than pursuant to, and in accordance with, appropriate managed care contracts, and other than entertainment activities in the ordinary and lawful course of business;(ii) given or received, or agreed to give or receive, any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any customer or potential customer, supplier or potential supplier, contractors, third party payor or any other person other than in connection with promotional, entertainment, or charitable activities in the ordinary and lawful course of business;(iii) made or agreed to make, or is aware that there has been made or that there is any agreement to make any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent where either the contribution, payment or gift or the purpose of such contribution, payment or gift is or was illegal under the law of the United States or under the laws of any state thereof or any other jurisdiction under which such payment, contribution or gift was made;(iv) established or maintained any unrecorded fund or asset for any purpose or made any false or artificial entries on any of its books or records for any reason; or (v) made or agreed to make or is aware that there has been made or that there is any intention to make, any payment to any person with the intention or understanding that any part of such payment would be used for any purpose other than that described in the documents supporting such payment.

               (e) No medical group managed by Prospect Holdings or any affiliate of prospect Holdings, or their agents is a party to any contract, lease, agreement or arrangement, including but not limited to any joint venture or consulting agreement with any physician, hospital, nursing facility, home health agency or other person who is in a position to make, receive or influence referrals to or from such medical groups, to provide services, lease space, lease equipment or engage in any other venture or activity, other than pursuant to, and in accordance with, appropriate managed care contracts.

          5.13 CONFIDENTIALITY. Sierra Group shall, at Closing, receive custody of any patient records in the possession of Antelope Valley Group and shall maintain such medical records in accordance with applicable state and federal laws and regulations.

          5.14 NO UNTRUE STATEMENTS. (i) Neither Sierra Group nor Prospect Holdings, as the case may be, has made any untrue statement or representation in connection with this Agreement, (ii) all written instruments or documents transferred or delivered and/or given to Antelope Valley Group or PrimeCare International by or from Prospect Holdings or Sierra Group, as the case may be, are true, correct and complete copies of what they purport to be, (iii) to their actual knowledge, neither Sierra Group nor Prospect Holdings has failed to state or disclose any material fact in connection with the transactions contemplated by this Agreement, and (iv) neither Sierra Group nor Prospect Holdings knows of any facts or has misrepresented any facts concerning its respective ability, financial or otherwise, to consummate the transactions contemplated by this Agreement or that would adversely affect Antelope Valley Group's decision to sell the Assets and acquire the Shares.

          5.15 LINE OF CREDIT. Notwithstanding the subordinated nature of the Note, Prospect Holdings has sufficient cash on hand from operations or credit available to pay its obligations under the Note as such obligations become due. Further, Prospect Holdings is not in default under any line of credit, promissory note, or security agreement nor has any event occurred that, with notice or the passage of time, or both, would constitute a default by Prospect Holdings under any such credit agreements, and there is no basis for any of the other parties to such credit agreements to assert that Prospect Holdings is in default thereunder.


                                      ARTICLE 6

                 SIERRA GROUP'S/PROSPECT HOLDINGS' ACCESS TO RECORDS;
                                      PUBLICITY

          6.1 ACCESS TO RECORDS.

               (a) Between the date of the execution hereof and the Closing, Sierra Group, Prospect Holdings, Antelope Valley Group and PrimeCare International shall mutually agree upon the reasonable access to the tax returns, books, records, licenses, certifications, contracts, agreements, and employee records (regarding positions, job descriptions, compensation, seniority level, accrued vacation and sick leave), and all other relevant documentation specifically identified as related to the Practice of Antelope Valley Group. Neither Sierra Group, Prospect Holdings, nor its representatives shall disclose the contents of any said materials that has been discovered in the course of its due diligence ("Prospect's Due Diligence") to any third party without prior written consent of Antelope Valley Group or PrimeCare International, as the case may be, except:(i) as required by law;(ii) as may be reasonably necessary in connection with any litigation or dispute arising out of this Agreement or any of the transactions contemplated hereunder; (iii)information contained in any such materials that was already in Sierra Group's or Prospect Holdings' possession prior to the date hereof; and (iv) information contained in any such materials that is or becomes generally available to the public other than as a result of a disclosure by Sierra Group, Prospect Holdings, or its agents or employees in violation of this Section.

               (b) Between the date of the execution hereof and the Closing, Antelope Valley Group and PrimeCare International shall be provided reasonable access to documentation related to the assets and business of Prospect Holdings, as the parties shall mutually agree. Neither Antelope Valley Group, PrimeCare International, nor its representatives shall disclose the contents of any said materials that has been discovered in the course of its due diligence ("PrimeCare's Due Diligence") to any third party without prior written consent of Sierra Group or Prospect Holdings, as the case may be, except:(i) as required by law; (ii) as may be reasonably necessary in connection with any litigation or dispute arising out of this Agreement or any of the transactions contemplated hereunder; (iii) information contained in any such materials that was already in Antelope Valley Group's or PrimeCare International's possession prior to the date hereof; and (iv) information contained in any such materials that is or becomes generally available to the public other than as a result of a disclosure by Antelope Valley Group, PrimeCare International, or its agents or employees in violation of this Section.

          6.2 PUBLICITY. No party shall, at any time on or after the date hereof through the Closing Date, issue any publicity or written or oral statement, or otherwise disclose the existence of this Agreement or any of the terms or conditions hereof, or disclose the contemplation, implementation or consummation of any of the transactions intended hereby (other than to its directors, officers, employees, attorneys, financial advisors and other agents and representatives, as necessary in order to negotiate, evaluate, approve and consummate the transactions hereunder), without the prior written consent of all parties, except in accordance with any of the exceptions as set forth in Section 6.1, and except as reasonably required of any party by any applicable federal or state securities law (or agency's) disclosure requirements.


                                      ARTICLE 7

                     CLOSING; CONDITIONS TO OBLIGATIONS TO CLOSE

          7.1 CLOSING DATE. The transactions contemplated by this Agreement shall be consummated at the "Closing". The Closing shall take place at Miller & Holguin, 1801 Century Park East, 7th Floor, Los Angeles, California, or at such other place as may be designated by all of the parties on the Closing Date. The Closing Date shall be the first business day following the date upon which all conditions to closing as set forth in Article 7 are satisfied or waived, unless otherwise agreed upon by PrimeCare International and Prospect Holdings. The "Effective Time" for purposes of this Agreement shall be 12:01am of the day immediately after the Closing Date.

          7.2 DELIVERIES BY PRIMECARE INTERNATIONAL AND ANTELOPE VALLEY GROUP. At the Closing, PrimeCare International and Antelope Valley Group, as the case may be, shall execute (as to documents calling for execution) and deliver to Prospect Holdings and Sierra Group, as the case may be, the following:

               (a) A Bill of Sale/Assignment and Assumption Agreement in the form of Exhibit 7.2(a) attached hereto and such other sufficient instruments and documents to convey, transfer, assign, or further perfect, title to each of the Assets

(including PrimeCare Contracts) as are reasonably requested by Prospect Holdings to transfer the Assets.

               (b) A Bill of Sale/Assignment and Assumption Agreement in the form of Exhibit 7.2(b) attached hereto and such other sufficient instruments and documents to convey, transfer, assign, or further perfect, title to each of the Antelope Valley Group Assets, and to convey, transfer and assign the Provider Agreements as are reasonably requested by Sierra Group to transfer the Antelope Valley Group Assets.

               (c)  The Stockholder Representation Agreement.

               (d) Good standing certificates issued by the California Secretary of State and Franchise Tax Board, respectively, which show that Antelope Valley Group and PrimeCare International are in good standing with such agencies.

               (e) A certificate signed by a duly authorized officer of PrimeCare International and Antelope Valley Group, certifying (in the form of the certificate attached hereto as Exhibit 7.2(e)) that as of the Closing Date,
(i) all of the representations and warranties contained in this Agreement are true on and as of the Closing Date and (ii) that all conditions specified in this Agreement to be fulfilled by PrimeCare International and Antelope Valley Group have been fulfilled.

               (f) Executed amendments by and between each of Antelope Valley Group's participating providers and Antelope Valley Group ("Provider Amendments") consenting to the assignment of the Provider Agreements to which they are parties and modifying the agreements as exclusive provider arrangements for three (3) years, copies of which are attached hereto as Exhibit 7.2(f).

               (g) All documents and instruments required of Antelope Valley Group by the Health Plans to transfer Member Responsibility.

               (h) A UCC search report dated not more than fifteen (15) days prior to the Closing Date issued by the California Secretary of State that shows that there are no filings under the Uniform Commercial Code on file with such Secretary of State indicating any liens on the Assets, the Antelope Valley Group Assets, the Provider Agreements, or any restriction on the transfer of Member Responsibility, other than those filings specifically approved by Prospect Holdings and Sierra Group, as the case may be, prior to the Closing.

               (i) The Covenant Not To Compete, as set forth in Article 8, and attached hereto as Exhibit 8.0.

               (j) That certain Interim Services Agreement of Antelope Valley Group, attached hereto as Exhibit 7.2(j), whereby Sierra Group shall become financially responsible for those members who have not been transferred as of the Effective Time ("ISA").

               (k)  That certain Subordination Agreement with Imperial Bank.

          7.3 DELIVERIES BY SIERRA GROUP AND PROSPECT HOLDINGS. At the Closing, Sierra Group and Prospect Holdings, as the case may be, shall execute (as to documents calling for execution) and shall deliver to PrimeCare International and Antelope Valley Group, as the case may be, the following:

               (a) The PrimeCare Down Payment shall be delivered to PrimeCare International.

               (b) The Contract Acquisition Price shall be delivered to Antelope Valley Group.

               (c)  The Note shall be delivered to PrimeCare International.

               (d) The Shares shall be delivered to PrimeCare International, or (upon the written consent of PrimeCare International), Prospect Holdings shall deliver written instructions to the designated transfer agent and the Shares shall be delivered to PrimeCare International as soon as reasonably possible.

               (e) The Bill of Sale/Assignment and Assumption Agreement in the form of Exhibit 7.2(a) attached hereto and such other sufficient instruments and documents regarding the consent to assignment and assumption of the Provider Agreements, and the transfer of Membership Responsibility, as are reasonably requested by Antelope Valley Group.

               (f) The Bill of Sale/Assignment and Assumption Agreement in the form of Exhibit 7.2(b) attached hereto and such other sufficient instruments and documents regarding the acceptance of the transfer of the Assets as are reasonably requested by PrimeCare International.

               (g)  The Stockholder Representation Agreement.

               (h) A certificate signed by a duly authorized officer of Prospect Holdings and Sierra Group, certifying that as of the Closing Date, all of the representations and warranties contained in this Agreement are true on and as of the Closing Date and that all conditions specified in this Agreement to be fulfilled by Prospect Holdings and Sierra Group have been fulfilled, in the form of the certificate attached hereto as Exhibit 7.3(h).

               (i) Good standing certificates issued by the California Secretary of State and Franchise Tax Board, respectively, which show that Prospect Holdings is in good standing with such agencies.

               (j)  The ISA.

          7.4 CONDITIONS TO PROSPECT HOLDINGS AND SIERRA GROUP'S OBLIGATION. Prospect Holdings' and Sierra Group's obligation to consummate the transactions contemplated by this Agreement is conditioned upon satisfaction, or waiver by Prospect Holdings or Sierra Group, as the case may be, in writing, of all of the following on or before the Closing Date:

               (a) The performance by PrimeCare International of all of PrimeCare International's respective promises and agreements under this Agreement that are to be performed as of the Closing, including but not limited to the procurement and delivery to Prospect Holdings of all necessary assignments and consents (including consents to the assignment of the PrimeCare Contracts); and the performance by Antelope Valley Group of all of Antelope Valley Group's respective promises and agreements under this Agreement, that are to be performed as of the Closing, including but not limited to the procurement and delivery to Sierra Group of all necessary assignments and consents (including consents to the assignment of the Provider Agreements).

               (b) The execution and delivery of all documents and information requested of Antelope Valley Group by all Health Plans, necessary to transfer Member Responsibility currently contracting with said providers through Antelope Valley Group or an affiliate of Antelope Valley Group, including, without limitation, the execution and delivery to the Health Plans within two (2) business days of the date of the execution of this Agreement by both parties of a notification letter previously approved by Prospect Holdings.

               (c) The delivery to Sierra Group of a copy of the master files for HMO eligibility related to Antelope Valley Group and physician credentialling records of those physicians executing Provider Agreements at least fourteen (14) business days prior to Closing.

               (d) Prospect Holdings' or Sierra Group's reasonable approval or satisfaction with each item under this Agreement with respect to which Prospect Holdings or Sierra Group is entitled to approve or to be satisfied, including, without limitation, all schedules and exhibits hereto and all items that Prospect Holdings and Sierra Group reviews pursuant to Prospect's Due Diligence.

               (e) No suit, arbitration or legal, administrative or other proceeding or governmental investigation shall be pending or threatened against Sierra Group, Prospect Holdings, PrimeCare International, or Antelope Valley Group, or any affiliates thereof, in relation to or affecting the consummation of the transactions contemplated by this Agreement.

               (f) Each of the representations and warranties of PrimeCare International and Antelope Valley Group is true, complete and correct as of the Closing.

               (g) The Assets and the Antelope Valley Group Assets have not been damaged and there has been no adverse change to the Assets, the Antelope Valley Group Assets, the Payor Contracts or the Provider Agreements from the date of this Agreement.

               (h) Neither Sierra Group nor Prospect Holdings has exercised any of the cancellation options under Section 10 below.

               (i)  Delivery of executed Provider Amendments.

               (j) The procurement and delivery by PrimeCare International of the consent of any lender of PrimeCare International or Antelope Valley Group holding a security interest in the Assets, the Antelope Valley Group Assets, or the Provider Agreements, or restricting the transfer of Member Responsibility, and the release of any related Liens. Such consent and release of Liens shall be in form and substance reasonably satisfactory to Prospect Holdings or Sierra Group, as the case may be.

               (k) The procurement and delivery by Prospect Holdings of the consent of any lender of Prospect Holdings or Sierra Group of the transactions contemplated in this Agreement.

               (l) The completion of the Audit by Ernst & Young and delivery to Prospect Holdings, Sierra Group, PrimeCare International, and Antelope Valley Group.

          7.5 CONDITIONS TO PRIMECARE INTERNATIONAL'S AND ANTELOPE VALLEY GROUP'S OBLIGATIONS. PrimeCare International's and Antelope Valley Group's obligation to consummate the transactions contemplated by this Agreement is conditioned upon satisfaction, or waiver by PrimeCare International and Antelope Valley Group in writing, of all of the following on or before the Closing Date:

               (a) The performance by Prospect Holdings and Sierra Group (or their affiliates) of all of Prospect Holdings' and Sierra Group's promises and agreements under this Agreement that are to be performed as of Closing, including but not limited to the procurement and delivery to PrimeCare International and Antelope Valley Group of all necessary assignments and consents.

               (b) PrimeCare International's and Antelope Valley Group's reasonable approval or satisfaction of each item under this Agreement with respect to which Prime Care International and Antelope Valley Group is entitled to approve or to be satisfied, including, without limitation, all schedules and exhibits hereto and all items that PrimeCare International and Antelope Valley Group reviews pursuant to PrimeCare's Due Diligence.

               (c) No suit, arbitration or legal, administrative or other proceeding or governmental investigation shall be pending or threatened against Sierra Group, Prospect Holdings, PrimeCare International, or Antelope Valley Group in relation to or affecting the consummation of the transactions contemplated by this Agreement.

               (d) Each of the representations and warranties of Prospect Holdings and Sierra Group is true, complete and correct as of the Closing.

               (e) Neither PrimeCare International nor Antelope Valley Group has exercised any of the cancellation options under Section 10 below.

               (f) The procurement and delivery by PrimeCare International of the consent of any lender of PrimeCare International or Antelope Valley Group holding a security interest in the Assets , the Antelope Valley Group Assets, or the Provider Agreements, or restricting the transfer of Member Responsibility, and the release of any related Liens.

               (g) The procurement and delivery by Prospect Holdings of the consent of any lender of Prospect Holdings or Sierra Group of the transactions contemplated in this Agreement. Such consents shall be in form and substance reasonably satisfactory to PrimeCare International or Antelope Valley Group, as the case may be.


                                      ARTICLE 8

                           NONCOMPETITION/NON-SOLICITATION

            Antelope Valley Group and PrimeCare International agree not to compete with the business of Sierra Group and Prospect Holdings, respectively, for a period of three (3) years from the Closing Date in accordance with the Covenant Not To Compete attached as Exhibit 8.0.

                                      ARTICLE 9

                                   INDEMNIFICATION

          9.1 ANTELOPE VALLEY GROUP/PRIMECARE INTERNATIONAL. Antelope Valley Group and PrimeCare International shall, jointly and severally, indemnify, defend and hold Sierra Group, Prospect Holdings, their affiliates, and their directors, officers, employees, attorneys, and agents harmless from and against any and all liabilities, losses, damages, claims, causes of action, costs and expenses (including, without limitation, reasonable attorneys' fees), arising out of or relating to:

               (a) Any misrepresentations or any breach of any representation or warranty made by Antelope Valley Group or PrimeCare International whether contained in this Agreement or in any certificate, instrument, Exhibit or Schedule furnished to Sierra Group or Prospect Holdings at the Closing;

               (b) Failure of Antelope Valley Group or PrimeCare International, as the case may be, to perform any covenant, agreement or obligation made in this Agreement or any agreement referenced in this Agreement; and

               (c) The ownership, use or operation of the Practice, the Provider Agreements, the Payor Contracts, or the Assets or Antelope Valley Group Assets, or the conduct of PrimeCare International or Antelope Valley Group, as the case may be, or any agent, employee, officer, director or representative of such party prior to the Effective Time.

          9.2 SIERRA GROUP/PROSPECT HOLDINGS. Sierra Group and Prospect Holdings shall, jointly and severally, indemnify, defend and hold Antelope Valley Group, PrimeCare International, their affiliates, and their directors, officers, employees, attorneys, and agents harmless from and against any and all liabilities, losses, damages, claims, causes of action, costs and expenses (including, without limitation, reasonable attorneys' fees), arising out of or relating to:

               (a) Any misrepresentations or any breach of any representation or warranty made by Sierra Group or Prospect Holdings whether contained in this Agreement or in any certificate, instrument, Exhibit or Schedule furnished to Antelope Valley Group or PrimeCare International at the Closing;

               (b) Failure of Sierra Group or Prospect Holdings, as the case may be, to perform any covenant, agreement or obligation made in this Agreement or any agreement referenced in this Agreement; and

               (c) The ownership, use or operation of the Assets, the Antelope Valley Group Assets, the Provider

Agreements, or related to the responsibility for the members, the responsibility for whom was transferred to Sierra, or the conduct of Sierra Group or Prospect Holdings, as the case may be, or any agent, employee, officer, director or representative of such party at and after the Effective Time (including, but not limited to, those claims, damages and costs of defense arising out of, or related to, the enforcement of the Provider Covenants as set forth in Section 4.23(a), but not including any award of damages related to a cross-complaint or other action arising out of, or related to, such enforcement of the Provider Covenants).


                                      ARTICLE 10

                              CANCELLATION OF AGREEMENT

          10.1 JEOPARDY. In the event the performance by any party hereto of any term, covenant, condition or provision of this Agreement should jeopardize
(i) the participation of any party in Medicare, Medicaid or other reimbursement or payment programs; or (ii) if for any other reason said performance should be in violation of any statue or ordinance, or be otherwise deemed illegal, or be deemed unethical by any recognized body, agency, or association in the medical or hospital fields (collectively, "Jeopardy Event"), then the parties shall use their best efforts to meet forthwith and attempt to negotiate an amendment to this Agreement to remove or negate the effect of the Jeopardy Event. In the event the parties are unable to negotiate such an amendment within five (5) days following written notice by either party of the Jeopardy Event, then any party may cancel this Agreement immediately upon written notice.

          10.2 EXERCISE OF CANCELLATION OPTION. In the event a party exercises the cancellation option described above, it shall so notify the other parties in writing and each party shall return forthwith all originals and copies of any financial or other records, instruments, or other documents it has received from the other party and, except as provided in this Agreement, all of the parties' respective rights and obligations hereunder shall terminate immediately. Notwithstanding the foregoing, the parties' respective obligations under Section and 6.2 above shall survive a party's exercise of said cancellation option.


                                      ARTICLE 11

                                    MISCELLANEOUS

          11.1 RISK OF LOSS. Until the Closing, PrimeCare International shall bear all risk of loss, damage or destruction to the Assets. Until the Closing, Antelope Valley Group shall bear all risk of loss, damage or destruction to the Antelope Valley Group Assets.

          11.2 ENTIRE AGREEMENT. This Agreement, together with all exhibits and schedules hereto, and all documents referred to herein, constitute the entire agreement between the parties with respect to the subject matter hereof, supersedes all other and prior agreements on the same subject, whether written or oral, and contains all of the covenants and agreements between the parties with respect to the subject matter hereof. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements orally or otherwise, have been made by the party(ies), or by anyone acting on behalf of any party, that are not identified herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding.

          11.3 SUCCESSORS AND ASSIGNS. This Agreement and all documents and agreements referred to herein shall be binding upon and shall inure to the benefit of the parties and their respective heirs (as applicable), legal representatives, and permitted successors and assigns. No party may assign this Agreement or the rights, interests or obligations hereunder; provided, however, that to the extent permitted by applicable law, Sierra Group may (i) assign any or all of its rights and interests hereunder to one or more of its affiliates and (ii) designate one or more of its affiliates to perform its obligations hereunder (in any or all of which cases Sierra Group shall remain liable and responsible for the performance of all of its obligations hereunder); provided, further, that to the extent permitted by applicable law, Prospect Holdings may assign any or all of its rights and interests hereunder to one or more of its wholly-owned subsidiaries (in any or all of which cases Prospect Holdings shall remain liable and responsible for the performance of all of its obligations hereunder); provided further, however, that to the extent permitted by applicable law, Prospect Holdings and Sierra Group may collaterally assign any or all of their respective rights and interests hereunder to Prospect Holdings' primary lender (which, as of the date hereof, is Imperial Bank, a California banking corporation) ("Lender") and its successors and assigns as collateral security for the obligations of Prospect Holdings owing to Lender. Any assignment or delegation in contravention of this Section shall be null and void.

          11.4 NO WAIVER. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or be construed as a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

          11.5 COUNTERPARTS. This Agreement, and any amendments hereto, may be executed in counterparts, each of which shall constitute an original document, but which together shall constitute one and the same instrument.

          11.6 HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          11.7 NOTICES. Any notices required or permitted to be given hereunder by any party to the other shall be in writing and shall be deemed delivered upon personal delivery; twenty-four (24) hours following deposit with a courier for overnight delivery; or seventy-two (72) hours following deposit in the U.S. Mail, registered or certified mail, postage prepaid, return-receipt requested, addressed to the parties at the following addresses or to such other addresses as the parties may specify in writing:

     If to Antelope Valley Group or PrimeCare International:

                              PrimeCare International
                              3281 East Guasti Road
                              Seventh Floor
                              Ontario, CA 91761

     If to Sierra Group or Prospect Holdings:

                              Prospect Medical Holdings, Inc.
                              515 S. Flower Street, Suite 1640
                              Los Angeles, California 90071
                              Attention: Jacob Y. Terner, M.D.

     With copy to:            Miller & Holguin
                              1801 Century Park East, 7th Floor
                              Los Angeles, California 90067

                              Attention: Dale S. Miller, Esq.

          11.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

          11.9 AMENDMENT. This Agreement may be amended at any time by agreement of the parties, provided that any amendment shall be in writing and executed by all parties.

          11.10 SEVERABILITY. If any provisions of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions will nevertheless continue in full force and effect, unless such invalidity or unenforceability would defeat an essential business purpose of this Agreement.

          11.11 FEES AND EXPENSES. Except as otherwise explicitly set forth in a writing signed by the parties, each party shall bear its own expenses including, without limitation, attorneys' and accountants' fees in connection with the preparation of this Agreement and the transactions contemplated hereby.

          11.12 EXHIBITS AND SCHEDULES. All exhibits and schedules attached to this Agreement are incorporated herein by this reference and all references herein to "Agreement" shall mean this Agreement together with all such exhibits and schedules to be delivered at Closing.

          11.13 SURVIVAL OF INDEMNITIES, REPRESENTATIONS AND WARRANTIES. Except as expressly stated to the contrary herein, the indemnities, representations and warranties of Sierra Group, Prospect Holdings, PrimeCare International, and Antelope Valley Group contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall survive for one (1) year after the Closing Date.

          11.14 TIME OF ESSENCE. Time is expressly made of the essence of this Agreement and each and every provision hereof of which time of performance is a factor.

          11.15 CONSTRUCTION OF AGREEMENT. Ambiguities, if any, in this Agreement shall be reasonably construed in accordance with all relevant circumstances, including, without limitation, prevailing practices in the industry of the parties in the place where the contract is to be performed and shall not be construed against either party, irrespective of which party may be deemed to have authored the ambiguous provision.

          11.16 DISPUTE RESOLUTION.

               (a) In the event that the parties hereto are unable to resolve any dispute in connection with this Agreement, the parties may mutually agree to arbitrate in accordance with the following.

               (b) There shall be one arbitrator. If the parties shall fail to select a mutually acceptable arbitrator within ten (10) days after the demand for arbitration is mailed, the parties stipulate to arbitration before a retired judge sitting of the Los Angeles Judicial Arbitration Mediation Services (JAMS) panel.

               (c) The parties shall share all costs of arbitration. The prevailing party shall be entitled to reimbursement by the other party(ies) of such party(ies') attorney's fees and costs and any arbitration fees and expenses incurred in connection with the arbitration hereunder.

               (d) The substantive law of the State of California shall be applied by the arbitrator to the resolution of the dispute. The parties shall have the rights of discovery as provided for in Part 4 of the California Code of Civil Procedure and as provided for in
Section 1283.05 of said Code. The California Code of Evidence shall apply to testimony and documents submitted to the arbitrator.

               (e) Arbitration shall take place in Los Angeles, California, unless the parties otherwise agree. As soon as reasonably practicable, a hearing with respect to the dispute or matter to be resolved shall be conducted by the arbitrator. As soon as reasonably practicable thereafter, the arbitrator shall arrive at a final decision, which shall be reduced to writing, signed by the arbitrator and mailed to each of the parties and their legal counsel.

               (f) All decisions of the arbitrator shall be final, binding and conclusive on all parties and shall constitute the only method of resolving disputes or matter subject to arbitration pursuant to this Agreement. The arbitrator or a court of appropriate jurisdiction may issue a writ of execution to enforce the arbitrator's judgment. Judgment may be entered upon such a decision in accordance with applicable law in any court having jurisdiction thereof.

               (g) Notwithstanding the foregoing, because time is of the essence of this Agreement, the parties specifically reserve the right to seek a judicial temporary restraining order, preliminary injunction, or other similar short term equitable relief, and grant the arbitrator the right to make a final determination of the parties' rights, including whether to make permanent or dissolve such court order.

          11.17 ATTORNEYS' FEES. Should any party institute any action or procedure to enforce this Agreement or any provision hereof, or for damages by a declaration of rights hereunder including without limitation arbitration, the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including without limitation reasonable attorneys' fees, incurred by the prevailing party in connection with such action or proceeding.

          11.18 FURTHER ASSURANCES. The parties shall take such actions and execute and deliver such further documentation as may reasonably be required in order to give effect to the transaction contemplated by this Agreement and the intentions of the parties hereto.

                         [SIGNATURE PAGE IMMEDIATELY FOLLOWS]

          IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

                         SIERRA PRIMARY CARE MEDICAL GROUP, A MEDICAL
                         CORPORATION

                         By:    Jacob Y. Terner, M.D.
                              -----------------------------------

                              Its:   CEO
                                   ------------------------------


                         PROSPECT MEDICAL HOLDINGS, INC.,
                         a Delaware corporation

                         By:    Jacob Y. Terner, M.D.
                              -----------------------------------

                              Its:   CEO
                                   ------------------------------

                         PRIMECARE MEDICAL GROUP OF ANTELOPE VALLEY, INC., a California professional corporation

                         By:    Prem Reddy, M.D.
                              -----------------------------------
                              Prem Reddy, M.D.


                         PRIMECARE INTERNATIONAL, INC.,
                         a Delaware corporation

                         By:   Kelley White
                              -----------------------------------

                              Its:   Executive Vice President
                                   ------------------------------

                                  EXHIBITS TO
                 AGREEMENT FOR THE PURCHASE AND SALE OF ASSETS(1)
                    TRANSFER OF MEMBER RESPONSIBILITY


1.1          Assets
1.2          Provider Agreements/Health Plans and Associated Assets
2.1          Assumed PrimeCare Liabilities
2.2          Assumed Antelope Valley Liabilities
3.1(a)(ii)   Notes
3.4          Stockholder Representation Agreement
4.11         Enrollment
4.13         Litigation
4.20         Inspections
5.12         Licensure and Reimbursement
7.2(a)       Bill of Sale/Assignment and Assumption Agreement
             (PrimeCare International/Prospect Medical Holdings)
7.2(b)       Bill of Sale/Assignment and Assumption Agreement
             (PrimeCare Medical Group of Antelope Valley/
             Sierra Primary Care Medical Group)
7.2(e)       Certificate of PrimeCare Medical Group of Antelope Valley, Inc./
             PrimeCare International, Inc.
7.2(f)       Provider Amendments
7.2(j)       Interim Services Agreement
7.3(h)       Certificate of Sierra Primary Care Medical Group/
             Prospect Medical Holdings
8.0          Covenant Not to Compete




1 The Registrant hereby undertakes to provide to the Securities and Exchange Commission upon request copies of any of the exhibits listed above not otherwise filed with this Form S-1 Registration Statement as noted above.